Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein	Melody Carey
Chief Financial Officer	Co-President
Catalyst Pharmaceutical Partners	Rx Communications
(201) 934-4201	(917) 322-2571
jweinstein@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS

ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

CORAL GABLES, FL, August 16, 2011 – Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced its financial results for the second quarter and six months ended June 30, 2011. For the three months ended June 30, 2011, the Company reported a net loss of $1,394,151, or $0.06 per basic and diluted share, compared to a net loss of $1,328,541, or $0.07 per basic and diluted share, for the same period in 2010. For the six months ended June 30, 2011, the Company reported a net loss of $2,911,287, or $0.14 per basic and diluted share, compared to a net loss of $2,373,584, or $0.13 per basic and diluted share, for the same period in 2010.

Research and development expenses for the second quarter of 2011 were $905,635, compared to $797,935 in the second quarter of 2010. Research and development expenses for the six months ended June 30, 2011 were $1,809,588 compared to $1,237,522 for the first six months of 2010. The increase is the result of increased clinical trial activity in the first half of 2011 as compared to the prior year. The Company expects that research and development expenses will increase during the balance of 2011 as, among other activities, the Company moves forward with its first human safety study of CPP-115. General and administrative expenses for the second quarter of 2011 totaled $491,828, compared to $535,197 in the second quarter of 2010. General and administrative expenses for the first six months of 2011 totaled $1,107,125 compared to $1,146,022 in the first six months of 2010.

As a development stage pharmaceutical company, Catalyst had no revenues in either the first six months of 2011 or first six months of 2010.

At June 30, 2011, the Company had cash, cash equivalents and CD’s totaling $5.4 million and no debt. The Company currently believes that it will need to raise approximately $1.2 million before the end of the first half of 2012 in order to fund all of its currently ongoing projects and to have sufficient working capital to support its operations through the fourth quarter of 2012, when the Company expects to receive the top-line data from its Phase II(b) trial evaluating CPP-109 for the treatment of cocaine addiction.

“During the second quarter, we actively enrolled patients in our CPP-109 Phase II(b) trial. We are pleased with our progress and currently expect to complete this trial’s enrollment during the first half of 2012 and to report top-line results during the fourth quarter of 2012,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “In addition, CPP-115 non-clinical studies necessary to file an IND with the FDA have been completed and we expect to file this IND and commence a Phase I(a) safety study for CPP-115 in the next quarter. Our goal is to complete the Phase I(a) study early in the first quarter of 2012. We are also currently evaluating potential additional CPP-115 non-clinical and clinical studies for a variety of central nervous system diseases and addiction disorders.”

Recent Accomplishments and Upcoming Events

•

Presented an overview and the development status of CPP-115 on April 29th at the Antiepileptic Drug Trials XI Conference. The conference focused on issues related to antiepileptic drug (AED) development from preclinical discoveries through clinical evaluations and brought together representatives from academia, industry, the NIH, and the FDA to review what has been learned and to discuss strategies to enhance AED development.

•

A poster presentation of the visual field safety results obtained from Catalyst’s previously completed, double-blind, placebo-controlled trial in cocaine dependent subjects (CPP-01004) was made on May 5th at the leading global ophthalmology research meeting, The Association for Research in Vision and Ophthalmology (ARVO) 2011 Conference.

•

On June 16th, the Company announced initial positive efficacy results from an investigator sponsored study of CPP-115 in an animal model of infantile spasms (IS). In this study, CPP-115 significantly reduced observed spasms for three times longer than vigabatrin (the active ingredient in Lundbeck’s Sabril®), which is currently approved for the treatment of infantile spasms. Further, CPP-115 was hundreds of times more potent than vigabatrin, exhibited less side effects, and with a larger margin of safety.

•	Expect to file an IND for CPP-115 during this quarter, commence a Phase I(a) human safety study during the fourth quarter, and report results early in the first quarter of 2012.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (initially infantile spasms) and for other selected central nervous disease indications. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$—	$—	$—	$—

Operating costs and expenses:
Research and development	905,635	797,935	1,809,588	1,237,522
General and administrative	491,828	535,197	1,107,125	1,146,022

Total operating costs and expenses	1,397,463	1,333,132	2,916,713	2,383,544

Loss from operations	(1,397,463)	(1,333,132)	(2,916,713)	(2,383,544)
Interest income	3,312	4,591	5,426	9,960

Loss before income taxes	(1,394,151)	(1,328,541)	(2,911,287)	(2,373,584)
Provision for income taxes	—	—	—	—

Net loss	$(1,394,151)	$(1,328,541)	$(2,911,287)	$(2,373,584)

Loss per share – basic and diluted	$(0.06)	$(0.07)	$(0.14)	$(0.13)

Weighted average shares outstanding – basic and diluted	21,654,680	18,043,385	20,793,155	18,043,385

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,406,091	$5,475,158
Certificate of deposit	2,001,688	—
Government grant receivable	—	134,025
Prepaid expenses	166,066	166,221

Total current assets	5,573,845	5,775,404
Property and equipment, net	25,733	45,573
Deposits	10,511	10,511

Total assets	$5,610,089	$5,831,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$478,011	$105,933
Accrued expenses and other liabilities	178,125	193,028

Total current liabilities	656,136	298,961
Accrued expenses and other liabilities, non-current	—	14,748

Total liabilities	656,136	313,709

Total stockholders’ equity	4,953,953	5,517,779

Total liabilities and stockholders’ equity	$5,610,089	$5,831,488